UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) February 6, 2018

MEDITE CANCER DIAGNOSTICS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

333-143570	36-4296006
(Commission File Number)	(IRS Employer Identification No.)

4203 SW 34th St.
Orlando, FL	32811
(Address of Principal Executive Offices)	(Zip Code)

(407) 996-9630
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01
Entry into a Material Definitive Agreement.

On February 6, 2018, MEDITE Cancer Diagnostics, Inc., (the “Company”) entered into and consummated the closing of a Securities Purchase Agreement (the “Purchase Agreement”) with an accredited investor (“Purchaser”), pursuant to which the Company issued to the Purchaser a secured promissory note in the aggregate principal amount of $800,000 (the “Note”) The Note matures on the 60th month anniversary date following the Closing Date, as defined in the Note (the “Maturity Date”).Accrued interest shall be paid in restricted common stock of the Company calculated at a value of $0.075 per share and on the basis of a 360-day year and shall accrue and compound monthly. The Note is secured by a security agreement (the “Security Agreement”) and shall represent a perfected senior lien on all of the assets of the Company and its subsidiaries and will be subordinate to the obligation entered into with GPB Debt Holdings II, LLC and the affiliated subordinate investors on September 26, 2017. The Note shall bear interest at a rate of 12% per annum. In addition, and in accordance with the terms of the Purchase Agreement, the Purchaser was issued 10,666,667 shares of the Company’s restricted common stock at 0.075 per share (the “Shares”). The Purchaser shall have piggy-back registration rights with respect to the Shares.

On February 9, 2018 the Company entered into and closed a Securities Purchase Agreement upon the same terms to the Purchase Agreement and Note with one (1) additional accredited investor (“Additional Purchaser”) pursuant to which the Company issued to the Additional Purchaser a secured promissory note in the aggregate principal amount of $200,000 (“Additional Note”). The Additional Note is also secured by a security agreement upon the same terms as the Purchaser. In addition, the Additional Purchaser was issued an aggregate of 2,666,667 shares of the Company’s restricted common stock at 0.075 per share (the “Additional Shares”) upon the same terms as the Purchaser.

The Note and Additional Note shall be collectively referred to as the “Notes.” The Shares and Additional Shares shall be collectively referred to as the “Company Shares.”

On February 12, 2018, a member of the Board of Directors (the “Board Member”) elected to convert a total of $100,000 of accrued Board compensation owed to him through March 31, 2018, into the forgoing offering upon the same terms as the Purchaser and Additional Purchaser set forth above. As a result, the Company issued to the Board Member 1,333,333 shares of the Company’s restricted common stock. This conversion was approved by the Board of Directors at a meeting held on February 5, 2018. The Board Member further rescinded his right to receive an additional 48,000 shares of the Company’s common stock representing outstanding interest on a prior bridge loan.

The foregoing summary of the transactions contemplated by the Purchase Agreement and the documents and instruments to be executed and/or issued in connection therewith, does not purport to be complete and is qualified in its entirety by reference to the definitive transaction documents, copies of which are attached as exhibits to this Current Report on Form 8-K.

Item 2.03
Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

In connection with the transactions described in Item 1.01 of this Current Report, which is incorporated into this Item 2.03, the Company has entered into and closed Purchase Agreements with the Purchaser, Additional Purchaser and Board Member as of the dates set forth in Item 1.01 pursuant to which it agreed to issue the Notes, Company Shares and Security Agreements to the Purchaser, Additional Purchaser and Board Member. The Notes will bear interest at a rate of 12% per annum, will be secured in accordance with the terms and conditions of the Security Agreements, and will be due and payable on the 60th month anniversary date following the Closing Date, as defined in the Notes or upon acceleration in accordance with its terms. Accrued interest shall be paid in restricted common stock of the Company calculated at a value of $0.075 per share and on the basis of a 360-day year and shall accrue and compound monthly. The Company may prepay the Notes at any time and from time to time without penalty. Payment of the obligations under the Notes may be accelerated, in general, upon any of the following events: (i) an uncured failure to pay any amount under the Notes when due; (ii) an uncured breach by the Company of its obligations under any of the offering documents; (iii) a material breach by the Company of its representations and warranties contained in the offering documents; (iv) certain material judgments are rendered against the Company; and (v) the occurrence of certain voluntary and involuntary bankruptcy proceedings.

Item 3.02
Unregistered Sales of Equity Securities.

The Company agreed to issue the Notes and Shares to the Purchaser, Additional Purchaser and Board Member in reliance upon the exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder. The information disclosed in Items 1.01 and 2.03 is incorporated into this Item 3.02 in its entirety.

Item  9.01
Financial Statements and Exhibits

(d) Exhibits

Exhibit No. Description

10.1	Form of Securities Purchase Agreement
10.2	Form of Secured Convertible Promissory Note
10.3 10.4 10.5	Form of Security Agreement Guaranty of Obligation Subordination and Intercreditor Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDITE CANCER DIAGNOSTICS, INC.

Date: February 12, 2018	By:	/s/ Stephen Von Rump
Stephen Von Rump
Chief Executive Officer

EXHIBIT 10.1

Form of Securities Purchase Agreement

EXHIBIT 10.2

Form of Secured Convertible Promissory Note

EXHIBIT 10.3

Form of Security Agreement

EXHIBIT 10.4

Form of Guaranty of Obligation

EXHIBIT 10.5

Form of Subordination and Intercreditor Agreement